Exhibit A

Operating Expense Limits

As amended October 23, 2019

Fund	Operating Expense Limit	Expiration
Strategy Shares US Market Rotation Strategy ETF	0.95%	August 31, 2020
Strategy Shares EcoLogical Strategy ETF	0.95%	August 31, 2020
Strategy Shares Nasdaq 7 HANDLTM Index ETF	0.95%	August 31, 2020
Strategy Shares Nasdaq 5 HANDLTM Index ETF	0.62%	August 31, 2020
Strategy Shares Drawbridge Dynamic Allocation ETF	0.95%	August 31, 2020
Strategy Shares Newfound/ReSolve Robust Momentum ETF	0.75%	August 31, 2021

STRATEGY SHARES

By: /s/ Tobias Caldwell

Print Name: Tobias Caldwell

Title: Trustee

RATIONAL ADVISORS, INC.

By: /s/Jerry Szilagyi

Print Name: Jerry Szilagyi

Title: President